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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM 15

         Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934
            or Suspension of Duty to File Reports Under Section 13
               and 15(d) of the Securities Exchange Act of 1934.

                            XACCT Technologies Ltd.
           --------------------------------------------------------
            (Exact name of registrant as specified in its charter)

    Israel                        000-31697                        N/A
    ------                        ---------                        ----
(State or other                  (Commission                 (I.R.S. Employer
jurisdiction of                  File Number)             Identification Number)
incorporation)

             2900 Lakeside Drive, Suite 100, Santa Clara, CA 95054
        ---------------------------------------------------------------
                   (Address of principal executive offices)

                                 408-654-9900
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             (Registrant's telephone number, including area code)

           Voting Ordinary Shares, nominal value NIS 0.04 per share
        ---------------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                     None
        ---------------------------------------------------------------
          (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [X]     Rule 12h-3(b)(1)(ii) [_]
          Rule 12g-4(a)(1)(ii) [_]     Rule 12h-3(b)(2)(1)  [_]
          Rule 12g-4(a)(2)(i)  [_]     Rule 12h-3(b)(2)(ii) [_]
          Rule 12g-4(a)(2)(ii) [_]     Rule 15d-6           [_]
          Rule 12h-3(b)(1)(i)  [_]

          Approximate number of holders of record as of the certification or notice date: 72.
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          Pursuant to the requirements of the Securities Exchange Act of 1934,
XACCT Technologies Ltd. has caused this Certification/Notice to be signed on its behalf by the undersigned duly authorized person.

                                       XACCT Technologies Ltd.


Date: January 29, 2001                 By: /s/ Eric Gries
                                          ---------------------------------
                                          Name:  Eric Gries
                                          Title: Chief Executive Officer

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